Exhibit 99.1

KIT digital Reports First Quarter 2011 Results

Q1 2011 Revenue Up 98% Overall and Up 38% Organically Year-Over-Year to
$34.5M, Driving 139% Increase in EBITDA to Record $7.1M

NEW YORK, New York and PRAGUE, Czech Republic – May 9, 2011 – KIT digital, Inc. (NASDAQ: KITD), a premium cloud-based software solutions and technology services provider for multi-screen video delivery, reported financial and operational results for the first quarter ended March 31, 2011 (all figures in U.S. dollars). The company also outlined a shift in its growth strategy.

Summary Q1 2011 Financial Results

Revenue in the first quarter of 2011 increased 5% sequentially to $34.5 million from the adjusted level of $32.8 million in the previous quarter (after subtracting $5.6 million of reported professional services revenues which were sold at the end of 2010 from the reported revenue figure of $38.4 million for the fourth quarter of 2010). As compared to the same year-ago quarter, first quarter 2011 revenue increased 98%. Management estimates that organic growth year-over-year was approximately 38%.

Operating EBITDA, a non-GAAP metric which management uses as a proxy for operating cash-flow, totaled a record $7.1 million in first quarter of 2011, increasing 5% sequentially and 139% over the same year-ago quarter.

Operating EBITDA margin increased from 17.4% in the fourth quarter of 2010 to 20.5% in the first quarter of 2011, largely due to the reduced portion of professional services-related revenues and the increase in software fee-related revenues.

“We were very pleased with our first quarter 2011 results,” commented Kaleil Isaza Tuzman, chairman and chief executive officer of KIT digital, “particularly when you consider the lower digital media usage levels and consequent negative seasonality of Q1 over Q4 throughout the industry. With the acquisitions of Kewego, KickApps, Kyte, Polymedia and ioko, we are also excited to have successfully completed the three-plus year aggressive consolidation phase of our corporate development plan. Going forward, we expect the pace of our M&A activity to slow dramatically, as we optimize what we have acquired and focus on organic growth.

“We are also glad to report we have completed the bulk of the restructuring work related to our acquisitions to date, and expect below-the-line restructuring and integration charges to approach zero by the beginning of the third quarter—two to three months earlier than we originally anticipated. This should allow us to report a ‘clean’ back-half of 2011, without adjustments to cash EBITDA, allowing for a harmonization of EBITDA and more traditional GAAP and cash-flow metrics.”

Given the closing dates of the previously announced ioko and Polymedia acquisitions, management estimates that the company will report approximately $48 million of revenues in the current second quarter, and reiterates its estimates of approximately $210 million of revenues and 23% EBITDA margin for fiscal 2011.

KIT digital Enters Growth Phase Focused on Customer-Centric Organic Growth

•
During Q2 2011, KIT digital achieved an important milestone in its multi-year mergers and acquisitions-led industry consolidation effort, reaching our target 45-50% market share in the Internet Protocol (“IP”) video platform software sector, with a balanced client portfolio across its three major geographies and customer vertical segments;

•
Through the flexible, services-oriented architecture of its KIT Platform video management system, the company has developed the most comprehensive solution set in the industry for managing complete, multi-screen IP video solutions—from the lens of the camera to the eye of the audience, or “lens to lens.” The company will now turn its focus to ongoing internal product development and expects to spend approximately 7-8% of revenue going forward on R&D;

•
KIT now possesses the deepest and broadest client deployment credentials in the industry, with reference clients from various client verticals, including media and entertainment companies like ABC News, Associated Press, BBC, CNN, ESPN Star, News Corporation and Universal, network operators such as AT&T, BskyB, Foxtel, Telecom Argentina, Telefonica, Singtel, Verizon and Vodafone, and non-media enterprises like Airbus, Best Buy, Bristol Myers-Squibb, GM, NASDAQ, NATO, SAP and Volkswagen;

•
Management intends to complete substantially all internal restructuring and integration initiatives and financial charges by the end of Q2 2011, eliminating below-the-line charges in the latter half of 2011 and beyond;

•
The company recently reorganized its operations under three regional headquarters—in New York (Americas), London (EMEA) and Beijing (Asia-Pacific)—which more closely aligns operational capabilities with customer needs and positions the company to more effectively drive scalable, long-term growth;

•	KIT digital closed the ioko acquisition on May 3, 2011 and expects to receive necessary regulatory and other approvals to close the Polymedia acquisition within the next two weeks;

•
As previously estimated, restructuring and integration charges from all acquisitions announced to date in the first half of 2011 are expected not to exceed 10%-12% of the aggregate consideration for these acquisitions, or approximately $19-22 million in total. These charges were taken as much as possible in the first quarter, totaling $12 million in the period. Management estimates the remaining restructuring and integration charges in the second quarter 2011 will not exceed $8 million, which would allow for the third quarter of 2011 to be effectively free of those charges;

•
As a result of the restructuring completed to date and through the actions still to be taken in the second quarter of 2011, management estimates that it is eliminating approximately $35 million of total costs on an annualized basis.

*****************

“The completion of the ‘consolidation phase’ of our development represents the culmination of a process dedicated to achieving global scope and market share in the IP video platform software sector, from a geographical and client vertical perspective, and to securing best-in-class product and management depth,” said Isaza Tuzman. “With the acquisitions of ioko and Polymedia, we have reached an important milestone in the ‘alpine climb’ of our development, having attained the number one market share position in each major region and customer vertical in which we operate.

“Though we realize our active path of M&A has resulted in restructuring and integration charges that have made it more difficult to analyze and understand the growth of our business from an external perspective, we believe it has been essential to put in place the building blocks of long-term strategic value in the video asset management (‘VAMS’) sector. Given the ‘stickiness’ of VAMS deployments and the very low client attrition rates in the business, it has been key to scale up rapidly in this early evolutionary stage of the industry. As we have said previously, given the ‘green-field’ nature of the industry, $1 spent on acquisitions at this stage may well prove to be worth $10-20 spent later trying to dislodge entrenched competitors.

“With these recent major acquisitions under our wing, we anticipate M&A activity going forward to be relatively minor and follow a more ‘normal’, opportunistic corporate pace. Therefore, we expect our reported results during the second half of the year to provide greater visibility into the growth of our core business and related cash-flows.”

Gavin Campion, KIT digital’s president, commented: “We are now focused on the consolidation and optimization of our business. We plan to spend the balance of 2011 and 2012 advancing internal product development, channel sales, and on-the-ground development of our activities in the BRIC markets. As Kaleil indicated, we expect to eliminate the distraction of major integration activities—both in terms of internal corporate actions and financial reporting—as we foresee completing our major internal restructuring and integration initiatives by the end of Q2.”

“Near the beginning of this year,” continued Campion, “we realigned our business into three client vertical markets to complement our geographical sales divisions: 1) media and entertainment companies, 2) network operators and 3) non-media enterprises. We now have a relatively balanced portfolio across our three vertical markets and three regions, and no material client revenue concentration. This matrix organization supports the ongoing development of our KIT Platform to address the workflow needs of particular industries and allows us to confidently move toward larger, more advanced platform deployments—supported by the approach taken by the ioko and Polymedia sales teams.

“This ‘broadband head-end’ approach, in conjunction with our 600-person professional services organization, positions KIT to capitalize on the multi-year transition from hardware-based, traditional digital video systems to software-oriented, cloud-based video management workflow.”

Inclusive of the ioko and Polymedia acquisitions, the company estimates approximately 65%-70% of its revenues are related to KIT Platform software fees and the remainder generated by systems integration, broadcast engineering and marketing services fees.

In April of this year, KIT digital formally transitioned to a more regionalized management and client delivery structure, with centralized corporate functions supporting its regional operations. The transition included decentralizing authority to regional managing directors who assumed broader leadership roles encompassing commercial, client, and business operations.

New York now serves as the Americas headquarters and global executive office, London as the EMEA headquarters and Beijing as the Asia-Pacific headquarters. Prague will continue to be the company’s global hub for product management, quality assurance, network management and monitoring, marketing and communications, sales engineering, strategic account management, channel sales partnerships, finance and corporate development.

Campion added: “We believe this regionalized approach will more tightly align commercial and delivery capabilities with customer needs. It has also allowed us to streamline the operations of the businesses acquired during the course of this year. We estimate that as a result of the restructuring completed to date and through the actions still to be taken in Q2, we are eliminating approximately $35 million of total costs on an annualized basis.”

Detailed Q1 2011 Financial Results

On an unadjusted basis, revenue in the first quarter of 2011 decreased 10.2% to $34.5 million from $38.4 million in the previous quarter, and increased 98% from $17.4 million in the same quarter a year ago. On an adjusted basis, revenue in the first quarter of 2011 increased by 5% sequentially to $34.5 million from the $32.8 million in the previous quarter. The adjustment was related to a divestiture of certain service-related business activities on December 23, 2010.

The company’s revenues in both periods were comprised of software-as-a-service (SaaS) license and usage fees, software maintenance fees, software set-up fees, and professional services charges.

Revenue from the company's Europe, Middle East & Africa (EMEA) region constituted 50.1% of the total during the first quarter of 2011, 25.2% from Asia-Pacific and 24.7% from the Americas.

KIT digital added 28 net new client contracts during the first quarter of 2011, with estimated average monthly revenue per client in excess of $30,000, reflecting the company’s ongoing focus on higher-end opportunities in the market and large, multi-year contracts in emerging sectors and geographies. The company’s client base totaled more than 2,200 customers at March 31, 2011.

For the first quarter of 2011, GAAP net loss was $12.5 million or $(0.34) per basic and diluted share, compared to a net loss in the previous quarter of $8.5 million or $(0.31) per basic and diluted share, and a net loss in the first quarter of 2010 of $18.4 million or $(1.33) per basic and diluted share.

GAAP net loss for the first quarter of 2011 included $7.3 million in non-cash charges, comprised of $2.0 million in stock-based compensation, $2.4 million of depreciation and amortization and a change of $2.9 million in fair value of contingent consideration related to a previous acquisition (included in merger and acquisitions expenses). GAAP net loss for the first quarter of 2011 also included $12 million in restructuring and integration expenses related to the reorganization and integration of recently acquired companies and $5.3 million in merger and acquisitions expenses (including investment banking advisory and legal fees, as well as the fair value adjustment mentioned above).

For the first quarter of 2011, operating EBITDA, a non-GAAP metric which management uses as a proxy for operating cash-flow, increased 5% to a record $7.1 million or $0.19 per basic and diluted share from $6.7 million or $0.25 per basic share in the previous quarter, and increased 139% from $3.0 million or $0.21 per basic and diluted share in the same year-ago quarter. Operating EBITDA margin increased sequentially to 20.5% in the first quarter of 2011, from 17.5% in the previous quarter.

The company defines operating EBITDA as earnings before derivative income/loss; non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; direct merger and acquisition expenses; and depreciation and amortization (see important discussion of operating EBITDA in “About the Presentation of Operating EBITDA,” below).

Robin Smyth, chief financial officer of KIT digital, commented: “By the beginning of the third quarter of 2011, we anticipate we will have cycled through the necessary restructuring and integration charges from our recent acquisitions. This will allow us to adopt a traditional EBITDA metric and demonstrate strong free cash-flow generation.”

Cash and cash equivalents at March 31, 2011 totaled $109.7 million, as compared to $141.2 million at December 31, 2010. The decrease is due to consideration and related costs for acquisitions closed since December 31, 2010. Following the payment of consideration related to the acquisitions of ioko and Polymedia, as well as all related restructuring and integration charges and advisory fees, KIT digital expects to have approximately $38 million in cash and equivalents.
Adjusted for the full quarter of acquisition revenue, DSOs were approximately 83 days at March 31, 2011. On a non-adjusted basis, day sales outstanding ("DSOs") at March 31, 2011 were approximately 89 days. These levels are in line with the company’s historical and projected DSOs of between 75-90 days. The company believes its DSOs are consistent with other SaaS companies with large enterprise customers.

Pro forma of the completed acquisitions of ioko and Polymedia and the recent exercise of 0.4 million warrants held by an unaffiliated institutional shareholder, KIT digital expects to have approximately 41.3 million common shares outstanding. It should be noted that as a closing condition to the Polymedia acquisition, the stock portion of the consideration paid for Polymedia must be registered under a discrete SEC S-3 registration statement upon closing. The company intends to file this S-3 and register the shares being issued to Polymedia shareholders (which are already included in the pro forma shares outstanding figure above) as soon as practicable during the month of May, and may also elect to register certain shares held by unaffiliated selling shareholders related to certain acquisitions from 2009 and 2010.

Selected Q1 2011 Client Wins

•
Dick Clark Productions, a leading events and packaged programming producer and syndicator, selected the KIT Platform to manage and deliver video content for its premier events, including the Academy of Country Music Awards, The Golden Globe Awards, American Music Awards and New Year's Rockin' Eve.

•	Kraft Foods in Europe selected the KIT Platform and its digital signage capability to launch an internal TV channel to help Kraft improve its internal communication.

•
A major media arm of the Chinese government selected KIT digital to build and implement an IPTV and mobile TV network throughout China, tying together hundreds of local terrestrial television broadcasters across the country.

•
A major user-generated content experience site that ties together iPhone and Android video "moment" and clip sharing, selected the KIT Platform to supply video transcoding and mobile applications using KIT’s APIs, and engaged KIT’s professional services team to build the interactive user experience.

•
RaceTech, an innovative racecourse services provider, selected KIT digital to build and equip three next-generation, IP capable HD Outside Broadcast (OB) production vehicles for two of the UK’s most prestigious racing fixtures — the Cheltenham Festival and the Aintree Grand National.

•
Voice of America (VOA), the multimedia international broadcasting service funded by the U.S. Government, selected KIT digital to provide a fully managed solution to automate syndication and instant and simultaneous delivery of VOA’s media assets, including video footage, audio and images to its network of radio and TV affiliates across nearly 40 countries.

•	The broadcast arm of Vietnam-based An Vien Group, selected KIT digital to install a fully IP and HD-ready Network Operation Center for the country’s new direct-to-home (CTH) cable network.

•
Believe Entertainment Group selected the KIT Platform as the backbone for “The LeBrons,” a multimedia and social media-focused project featuring LeBron James. Believe Entertainment also selected KIT’s Sputnik team to provide associated design and marketing services.

•	NATO selected the KIT Platform to power the launch of its new multi-screen video portal, Nato Channel (natochannel.tv).

•	General Electric selected KIT digital to launch a KIT Platform-powered overhaul of its video assets for iPad compatibility.

•
IPM, the second largest media group in Belgium, extended its relationship with KIT digital to power multi-screen video portals across properties such as La Libre Belgique (www.lalibre.be) and La Dernière Heure (www.dhnet.be).

•
The JASON Project, developed in conjunction with NOAA, NASA, and the National Geographic Society to connects students with scientists and researchers in real- and near-real time, selected the KIT Platform to deliver live video content directly from offshore research vessels to museums throughout the U.S.

•
Tribeca Film Festival extended its relationship with KIT digital for the second year to power the Tribeca 2011 Online Festival, the world’s first immersive and interactive online and mobile movie festival, featuring true adaptive high-definition premium video content and live streaming coverage using the KIT Platform.

Growth Outlook

Based on preliminary unaudited information, KIT digital management expects to report revenue for the second quarter of 2011 of approximately $48 million.

The company issues overall fiscal year financial guidance once per year on an organic basis, which for 2011 was provided in November 2010. In November, management stated it expected organically generated revenues of approximately $137.5 million for fiscal 2011, with an Operating EBITDA margin of approximately 24%. This guidance was issued prior to subsequent acquisition activity, including KickApps, Kewego, Kyte, Polymedia and ioko.

Isaza Tuzman commented: “If you overlay our original organic 2011 revenue target of $137.5 million with the estimated annualized run-rate and prospective growth rates of the business units we have chosen to retain with respect to the acquisitions we have completed and announced—and adjust for the approximate date of closing and seasonality for each—it provides for an expectation of revenues in 2011 of approximately $210 million, or up more than 98% over 2010.

“We continue to project an overall operating EBITDA margin of approximately 23% in 2011, which represents an approximately 500 basis point improvement in EBITDA margin over 2010, while growing revenues materially and without sacrificing continued investment in product development and sales and marketing. Further, we continue to expect EBITDA margin expansion in 2012 and beyond, with the medium-term goal of approaching a 30% EBITDA margin over the next couple of years.”

Conference CallKIT digital’s executive management team will host an online video broadcast to discuss these first quarter 2011 results tomorrow (Tuesday, May 10, 2011) at 10:30 a.m. Eastern Time (4:30 p.m. Central European Time). The presentation will be followed by a question and answer period.

The video broadcast of the presentation will be streamed online via a link provided in the Investor Relations section of the company's website. Please go to the website at least a few minutes before the call in order to register your name and access the video player page.

The Q&A session will not be video webcasted. For participants who wish to listen to and participate in the Q&A session, or access the call via telephone only, please dial the conference telephone number below at least 5-10 minutes prior to the scheduled start time:

Date: Tuesday, May 10, 2011
Time: 10:30 a.m. Eastern time (4:30 p.m. Central European time)
Dial-in # (North America): +1-800-895-0198
Dial-in # (outside of North America): +1-785-424-1053
Conference ID: 7KITDIGITAL

If you are planning to watch the video broadcast, but will also dial in to participate in the Q&A session following management’s presentation, please remember to place your telephone handset down until the Q&A session begins and listen to management’s presentation through your computer speakers. This will help avoid the necessary audio lag time between the phone line and the Internet audio streaming.

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

An online replay of the entire broadcast and Q&A will be available via the Investor Relations section of the company’s website later that day. A telephone replay of the call will also be available after 1:30 p.m. Eastern time and until June 10, 2011:

Toll-free replay # (North America): +1-877-870-5176
International replay # (outside of North America): +1-858-384-5517
Replay pin number: 11026

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a premium provider of end-to-end video technology and services. The KIT Platform, the company’s cloud-based solution, helps media & entertainment, network operator and non-media enterprise clients to produce, manage and deliver multi-screen social video experiences to audiences wherever they are. KIT digital services more than 2,200 clients in 40+ countries including some of the world’s biggest brands, such as Airbus, The Associated Press, BBC, Best Buy, Bristol-Myers Squibb, Disney-ABC, FedEx, GM, Google, HP, MTV, News Corp, Telecom Argentina, Telefonica, Universal Studios, Verizon, Vodafone and Volkswagen. With its executive offices in New York and operational headquarters in Prague, KIT digital maintains other principal offices in Atlanta, Beijing, Boston, Cairo, Chennai, Cologne, Dubai, Ely (U.K.), Hong Kong, London, Madrid, Melbourne (Australia), Paris, San Francisco, Singapore and Stockholm. Visit us at www.kitd.com or follow the company on Twitter at www.twitter.com/KITdigital.

About the Presentation of Operating EBITDA

Management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. The company defines operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently. The company presents operating EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. See “GAAP to non-GAAP Reconciliation” table below for further information about this non-GAAP measure and reconciliation of operating EBITDA to net loss for the periods indicated. For the fourth quarter 2010 reconciliation of operating EBITDA, please refer to the table issued in the fourth Quarter 2010 press released on March 16, 2011, which is available online in the company’s investor relations section, under “Quarterly Results” at www.kitd.com.

GAAP to non-GAAP Reconciliation	Three months ended
(amounts in thousands) (unaudited)	March 31,
	2011	2010
Consolidated Statement of Operations Reconciliation

Net loss on a GAAP basis	$(12,501)	$(18,442)
Non-cash stock-based compensation	2,027	552
Merger and acquisition related expenses	5,250	1,219
Depreciation and amortization	2,434	1,654
Restructuring charges	3,318	3,693
Integration expenses	8,688	2,921
Interest income	(72)	(1)
Interest expense	270	92
Amortization of deferred financing costs	19	-
Derivative (income) expense	(2,610)	11,443
Other expense (income)	106	(184)
Income tax expense	139	14
Operating EBITDA income	$7,068	$2,961

Consolidated Statement of Operations Reconciliation per Share

Basic net loss per share on a GAAP basis	$(0.34)	$(1.33)
Non-cash stock-based compensation	0.05	0.04
Merger and acquisition related expenses	0.14	0.09
Depreciation and amortization	0.07	0.12
Restructuring charges	0.09	0.26
Integration expenses	0.24	0.21
Interest income	-	-
Interest expense	0.01	0.01
Amortization of deferred financing costs	-	-
Derivative (income) expense	(0.07)	0.82
Other expense (income)	-	(0.01)
Income tax expense	-	-
Operating EBITDA income per share	$0.19	$0.21

Basic and diluted weighted average common shares outstanding	36,573,031	13,878,912

Important Cautions Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects", “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by management concerning the shift in its growth strategy, the financial results for remainder of its fiscal year ending December 31, 2011, including its second quarter ending June 30, 2011, and the contribution to those results by acquired companies. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, integration of acquired businesses, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. Except as required by U.S. federal securities laws, KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT digital Contact:

Adam Davis

Global Communications Manager

Tel. +1-609-468-9500

adam.davis@kitd.com

KIT digital Investor Relations Contact:

Matt Glover or Geoffrey Plank

Liolios Group, Inc.

Tel. +1-949-574-3860

info@liolios.com

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Share Data)

	March 31, 2011	December 31, 2010 (A)
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$109,665	$141,233
Restricted cash	2,000	2,000
Investment	1,349	1,050
Accounts receivable, net	34,037	29,349
Unbilled revenue	6,105	537
Inventory, net	423	301
Loan receivable, current portion	2,938	2,486
Other current assets	10,089	5,104
Total current assets	166,606	182,060

Property and equipment, net	8,459	5,987
Loan receivable, net of current	7,684	8,361
Intangible assets	18,691	13,248
Goodwill	151,075	89,004
Total assets	$352,515	$298,660

Liabilities and Stockholders' Equity:
Current liabilities:
Capital lease and other obligations, current portion	$438	$608
Secured notes payable, net of debt discount, current portion	1,983	1,709
Accounts payable	15,588	12,740
Accrued expenses	11,058	6,411
Deferred revenue	4,163	4,223
Income tax payable	271	858
Deferred tax liability	682	682
Acquisition liabilities, current portion	7,613	2,115
Derivative liability	3,487	6,096
Other current liabilities	5,898	2,887
Total current liabilities	51,181	38,329

Capital lease and other obligations, net of current	176	175
Secured notes payable, net of current	3,606	4,127
Acquisition liabilities, net of current	13,285	10,405
Total liabilities	68,248	53,036

Equity:
Stockholders' equity:
Common stock, $0.0001 par value: authorized 80,000,000 shares, respectively; issued and outstanding 37,941,419 and 33,196,952, respectively	4	3
Additional paid-in capital	425,814	375,578
Accumulated deficit	(141,704)	(129,203)
Accumulated other comprehensive income (loss)	153	(754)
Total stockholders' equity	284,267	245,624
Total liabilities and stockholders' equity	$352,515	$298,660

(A) Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exhange Commission on March 17, 2011.

KIT DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three months ended
	March 31,
	2011	2010
Revenue	$34,450	$17,364

Variable and direct third party costs:
Cost of goods and services	10,747	4,352
Hosting, delivery and reporting	1,086	1,074
Content costs	276	235
Direct third party creative production costs	365	890
Total variable and direct third party costs	12,474	6,551

Gross profit	21,976	10,813

General and administrative expenses:
Compensation, travel and associated costs (including non-cash stock-based compensation of $2,027 and $552, respectively)	12,307	5,650
Legal, accounting, audit and other professional service fees	637	690
Office, marketing and other corporate costs	3,991	2,064
Merger and acquisition related expenses	5,250	1,219
Depreciation and amortization	2,434	1,654
Restructuring charges	3,318	3,693
Integration expenses	8,688	2,921

Total general and administrative expenses	36,625	17,891

Loss from operations	(14,649)	(7,078)

Interest income	72	1
Interest expense	(270)	(92)
Amortization of deferred financing costs and debt discount	(19)	-
Derivative income (expense)	2,610	(11,443)
Other (expense) income	(106)	184

Net loss before income taxes	(12,362)	(18,428)

Income tax expense	(139)	(14)

Net loss available to common shareholders	$(12,501)	$(18,442)

Basic and diluted net loss per common share	$(0.34)	$(1.33)
Basic and diluted weighted average common shares outstanding	36,573,031	13,878,912

Comprehensive loss:
Net loss	$(12,501)	$(18,442)
Foreign currency translation	858	(432)
Change in unrealized gain on investments, net	49	69
Comprehensive loss:	$(11,594)	$(18,805)